UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 16, 2024
F&G Annuities & Life, Inc.
(Exact Name of Registrant as Specified in its Charter)
001-41490
(Commission File Number)

Delaware	85-2487422
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
801 Grand Avenue, Suite 2600
Des Moines, Iowa 50309
(Address of Principal Executive Offices)
(515) 330-3340
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
F&G Common Stock, $0.001 par value	FG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 16, 2024, F&G Annuities & Life, Inc. (“F&G”) entered into an amendment and restatement of its existing $665 million credit agreement (the “Existing Credit Agreement”), dated as of November 22, 2022, with the guarantors party thereto, the financial institutions party thereto as lenders and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), swing line lender and an issuing bank, (the “Restated Credit Agreement”). Among other changes, the Restated Credit Agreement amends the Existing Credit Agreement to (x) extend the maturity date and (y) increase the aggregate principal amount of commitments under the revolving credit facility to $750 million.

Revolving loans under the Restated Credit Agreement generally bear interest at a variable rate based on either (i) the base rate (which is the highest of (a) one-half of one percent in excess of the federal funds rate, (b) the Administrative Agent’s “prime rate”, (c) the sum of one percent plus one month Term SOFR or (d) 1.00%) plus a margin of between 30.0 and 80.0 basis points depending on the non-credit-enhanced, senior unsecured long-term debt ratings of F&G or (ii) Term SOFR plus a margin of between 130.0 and 180.0 basis points depending on the non-credit-enhanced, senior unsecured long-term debt ratings of F&G. At the current Standard & Poor’s, Moody’s and Fitch non-credit-enhanced, senior unsecured long-term debt ratings of BBB-/Ba1/BBB, respectively, the applicable margin for revolving loans subject to Term SOFR is 165 basis points. In addition, F&G will pay a facility fee of between 20.0 and 45.0 basis points on the entire facility, also depending on the F&G’s non-credit-enhanced, senior unsecured long-term debt ratings, which is payable quarterly in arrears.

Under the Restated Credit Agreement, F&G is subject to customary affirmative, negative and financial covenants, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments and transactions with affiliates, limitations on dividends and other restricted payments, a minimum net worth, a maximum debt to capitalization ratio and, in certain circumstances, a minimum risk-based capital test applicable to Fidelity & Guaranty Life Insurance Company. Certain subsidiaries of F&G are guarantors under the Restated Credit Agreement. The Restated Credit Agreement also includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, if an event of default occurs and is continuing, the interest rate on all outstanding obligations may be increased, payments of all outstanding loans may be accelerated and/or the lenders' commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Restated Credit Agreement shall automatically become immediately due and payable, and the lenders' commitments will automatically terminate. Under the Restated Credit Agreement, the financial covenants remain essentially the same as under the Existing Credit Agreement.

The Restated Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Restated Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Restated Credit Agreement, and is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit	Description
10.1
Amended and Restated Credit Agreement, dated as of February 16, 2024, by and among F&G Annuities & Life, Inc., a Delaware corporation, as the borrower, the guarantors party thereto, Bank of America, N.A., as administrative agent, and the financial institutions party thereto as lenders.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F&G Annuities & Life, Inc.

Date: February 16, 2024	By:	/s/ Jodi Ahlman
Name: Jodi Ahlman
Title: General Counsel & Secretary